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                                                                    Exhibit 99.1



DECKERS OUTDOOR CORPORATION REACHES SETTLEMENT IN UGG ARBITRATION

Settlement calls for a one-time fixed payment to replace all future earn-out payments

GOLETA, Calif. (September 22, 1997) - Deckers Outdoor Corporation (Nasdaq: DECK) today announced that it has settled its on-going arbitration with a group of former shareholders of Ugg Holdings Inc. who had a 77% interest in Ugg before Deckers acquired the company in 1995. In addition, the remaining former Ugg shareholders who were not a party to the arbitration have agreed to accept the same economic terms as those involved in the arbitration.

     Under the terms of the agreements, Deckers will make a final payment to all former Ugg shareholders in the amount of $2.6 million on January 2, 1998. This one-time lump sum payment replaces all future earn-out payments that were to be paid through the year 2000 in accordance with the original agreement.

     "We are pleased that these arbitration proceedings have been resolved and that the claims against Deckers have been dropped," said Doug Otto, chairman and chief executive officer of Deckers. "We believe that their claims were without merit and feel that the outcome is a favorable one. We view the financial package as reasonable based on expected future payments due under the original terms and on the costs associated with the arbitration. This settlement allows us to put the dispute behind us and return our attention to successfully running our business, especially at this important time of growth and renewed enthusiasm in the Company."

     Deckers Outdoor Corporation designs, manufactures and markets innovative, function oriented footwear and apparel, developed specifically for high performance outdoor, sports and other lifestyle-related activities as well as for casual use. The Company's products are offered under the Teva, Simple, Ugg, Trukke and Picante brand names.